Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights”, “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-2) (Post-Effective Amendment No. 3 to File No. 333-233605) of Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust (formerly, Guggenheim Taxable Municipal Managed Duration Trust) of our report dated July 29, 2020 on the financial statements and financial highlights of Guggenheim Taxable Municipal Bond & Investment Grade Debt Trust included in the May 31, 2020 Annual Report to Shareholders.

/s/ Ernst & Young LLP
Tysons, Virginia
November 19, 2020